Exhibit 2.1

ASSET PURCHASE AGREEMENT DATED AS OF JULY 19, 2006 AMONG CLEAR CHOICE FINANCIAL, INC.; BAY CAPITAL CORP.; ALLSTATE HOME LOANS, INC.; AND GREGG SHANBERG

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TABLE OF CONTENTS

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ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT (“Agreement”) dated as of July 19, 2006, among CLEAR CHOICE FINANCIAL, INC., a Nevada corporation (“Buyer”); BAY CAPITAL CORP., a Maryland corporation (“Acquisition Sub”); ALLSTATE HOME LOANS, INC., a California corporation (“Seller”); and GREGG SHANBERG (“Designated Shareholder”).

RECITALS

Seller provides wholesale and retail mortgages throughout the United States, markets mortgage loan products, provides initial funding, gathers the loans into marketable pools, and then resells those loans into the investment community (the “Business”).

Buyer and Seller desire that Acquisition Sub acquire certain assets, properties, rights, and goodwill of Seller, all upon the terms and conditions set forth in this Agreement.

To induce Buyer to enter into and perform this Agreement, Designated Shareholder, who as the owner of all the outstanding shares of capital stock of Seller, will derive substantial benefit from this Agreement, has agreed to be party to this Agreement as specified herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants set forth herein, the parties agree as follows:

AGREEMENT

SECTION I.

TRANSFER OF ASSETS

1.1.            Purchase and Sale of Assets. Based upon and subject to the representations, warranties, covenants, agreements, and other terms and conditions set forth in this Agreement, Seller shall sell, convey, transfer, assign, and deliver at the Closing (as defined in Section 7.1), and Acquisition Sub shall purchase, acquire, and accept, certain of the assets, properties, rights, and goodwill of Seller, wherever located, used in, or associated with the business of Seller and included on Schedule 1.2 ..

1.2.         Purchased Assets. The assets, properties, rights, and goodwill to be conveyed, transferred, assigned, and delivered by Seller at the Closing pursuant to Section 1.1 are sometimes herein called the “Purchased Assets” and shall include, without limitation, all of the assets and properties shown on Schedule 1.2. The Purchased Assets are to be sold to Buyer free and clear of any and all liens, claims, charges, liabilities, obligations, and security interests of every kind and nature. Without limiting the foregoing, the Purchased Assets shall include the following:

(a)          Inventory. All of Seller’s office supplies inventory (the “Inventory”), including, without limitation, the Inventory set forth on Schedule 1.2(a) hereto.

(b)          Furniture, Fixtures, and Equipment. All of Seller’s furniture, fixtures, and equipment (the “Equipment”), including, without limitation, the Equipment set forth on Schedule 1.2(b) hereto.

(c)          Claims and Rights to the Purchased Assets. All of Seller’s claims and rights (and benefits arising therefrom) related to the Purchased Assets against all persons and entities.

(d)          Future Loan Production. All of Seller’s mortgage loans that have been submitted to and approved by Seller, but not yet funded by Seller (the “ Future Mortgage Loans”), including, without limitation, each mortgage loan set forth on Schedule 1.2(d) hereto. Attached to Schedule 1.2(d) is a complete, accurate, listing setting forth each Future Mortgage Loan that Seller reasonably believes will be submitted to and approved by Seller after the Closing Date and including any other Future Mortgage Loans transferable by Seller.

(e)          Computer Software and Hardware. All computer software and hardware used or intended for use in connection with the business of Seller, owned, leased, or licensed by or to Seller, to the extent that the transfer of such software and hardware is not otherwise prohibited by contract between Seller and owner thereof. Section 1.2(e) hereto constitutes a list of all computer software and hardware.

(f)           Leased Personalty. The leasehold interests created by all leases of personal property constituting any part of the Purchased Assets or used in connection with the business of Seller, under which Seller is a lessee, including those leases that are capitalized leases and all of Seller’s rights arising from any maintenance contracts and deposits in connection therewith (all such personal property that Seller is leasing as lessee shall herein be referred to as “Leased Personalty”), including, without limitation, the Leased Personalty set forth on Schedule 1.2(f) hereto. Attached to Schedule 1.2(f) are copies of all the lease agreements listed on Schedule 1.2(f).

(g)           Exclusions. All mortgage loans and cash that are currently held on Seller’s warehouse line are not to be included as part of this agreement, and said assets shall remain the property of Seller and/or Designated Beneficiary.

SECTION II.

ASSUMPTION OF LIABILITIES

2.1.        Excluded Liabilities. Buyer shall only assume Seller’s obligations under the contracts, licenses, sublicenses, agreements, leases, permits and licenses that are included within the Purchased Assets transferred to Buyer or Acquisition Sub under this Agreement to the extent, but only to the extent, that such obligations first mature and are required to be performed after the Closing Date (“Assumed Liabilities”). Seller and Designated Shareholder shall retain, and shall be responsible for paying, performing and discharging when due, and neither Buyer nor Acquisition Sub shall assume or have any responsibility for, directly or indirectly any other liability of Seller or Designated Shareholder, including, without limitation, the following:

(a)            Liabilities Hereunder. Any obligations or liabilities of Seller and Designated Shareholder under this Agreement or related to the Purchased Assets or the Business.

(b)          Legal and Accounting Fees. Any obligations or liabilities for legal, accounting, and other fees and expenses incurred by or on behalf of Seller or Designated Shareholder in connection with the negotiation of the transactions contemplated by this Agreement, the sale of the Purchased Assets, and the documents related thereto.

(c)          Tax Liabilities. Any tax and tax related obligations or liabilities of Seller whether or not owed on or prior to the Closing Date, including, without limitation, (i) any obligations or liabilities (federal, state, local, or foreign) for or related to taxes on or measured by the income of Seller; (ii) any obligations or liabilities for federal, state, local, or foreign income and employee FICA taxes that Seller is legally obligated to withhold through the Closing Date whether or not Seller has withheld the same as required by law; (iii) any obligations or liabilities for employer FICA and unemployment taxes; (iv) any sales, use, property, and transfer taxes arising as a result of the sale of the Purchased Assets as contemplated hereby or the operation of the Business at any time until the Closing Date; (v) any obligations or liabilities for franchise and excise taxes relating to the corporate status of Seller; (vi) any obligations or liabilities for property taxes; and (vii) any other taxes of any kind or description.

(d)          Liability to Buyer for Breach. Any obligations or liabilities of Seller to the extent that their existence or magnitude constitutes or results in a breach of a representation, warranty, covenant, or agreement made by Seller or Designated Shareholder to Buyer, or makes any of the information contained in this Agreement or any Exhibit, Schedule, or the other document delivered by or on behalf of Seller or Designated Shareholder (or his representatives) pursuant to or in connection with this Agreement or any of the transactions contemplated hereby untrue in any material adverse respect.

(e)          Liabilities to Employees. Any obligations or liabilities of Seller with respect to payroll, bonuses, severance benefits, vacation pay, sick pay, and other employment benefits or sums, including, without limitation, FICA, workers’ compensation premiums, or unemployment premiums and taxes to or on behalf of employees of Seller, and any and all obligations or liabilities of Seller, arising under any collective bargaining agreement or union contract.

(f)           Property and Personal Injury Liabilities. Any claims against or obligations or liabilities of Seller for injury to or death of persons or damage to or destruction of property (including, without limitation, any workers’ compensation claim) that arise prior to Closing, including, without limitation, any claim, obligation, or liability for damages in connection with the foregoing.

(g)          Liability for Medical, Dental, and Disability Benefits. Any obligations or liabilities of Seller for medical, dental, and disability (both long-term and short-term) benefits, whether insured or self-insured, based upon a condition existing on or prior to the Closing Date or for claims incurred or disabilities commencing prior to the Closing Date and any obligation or liability for the foregoing, regardless of when accrued and regardless of when any condition existed, that arises by virtue of an employment relationship at any time with Seller.

(h)          Liability to Others for Breach. Any obligations or liabilities of Seller or Designated Shareholder for any breach of any representation, warranty, covenant, or agreement, or for any claim for indemnification, contained in any contract or other document referred to in Section 1.2, agreed to be performed pursuant hereto by Buyer or Acquisition Sub, to the extent that such breach or claim arose out of or by virtue of the performance or nonperformance by Seller or Designated Shareholder thereunder prior to the Closing Date, it being understood that, as between Seller and Designated Shareholder on the one hand and Buyer and Acquisition Sub on the other hand, this paragraph shall apply notwithstanding any provisions that may be contained in any form of consent to the assignment of any such contract or document that, by its terms, imposes such liabilities upon Buyer or Acquisition Sub and which assignment is accepted by Buyer or Acquisition Sub notwithstanding the presence of such a provision, and that the failure by Designated Shareholder, Seller or any of its subsidiaries to discharge any such liability shall entitle Buyer to indemnification in accordance with the provisions of Section 10.1.

(i)            Liability Regarding Employee Welfare and Pension Benefits. Any obligations or liabilities of Seller arising out of or in connection with any past or present employee welfare and pension benefit plans of Seller, including, without limitation, any obligations or liabilities of Seller to or on behalf of any past or present employee of Seller arising under any collective bargaining agreement, union contract, union health and welfare fund, or similar program.

(j)            ERISA. Any obligations or liabilities of Seller with respect to, or arising under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or any Pension Plan, Welfare Plan or Employee Benefit Plan, as each are hereinafter defined or as defined by ERISA, and any related trust agreements or annuity contracts not expressly assumed in Section 2.1.

(k)          Employee Grievances. Any obligations or liabilities of Seller with respect to, or arising under, any grievance or complaint brought by any past or present employee of Seller while in the employ of Seller or filed pursuant to any collective bargaining agreement to which Seller is a party or by which Seller is bound.

(l)            Liability for Violation of Law. Any obligations or liabilities of Seller arising out of or in connection with any violation by Seller of any statute, law, or governmental rule, regulation, policy, or directive, which violation arises out of any act or omission relating to Seller that occurred or commenced prior to the Closing Date.

(m)          Environmental Laws. Any obligations or liabilities of Seller with respect to, or relating to, environmental laws or environmental matters applicable to the business, properties, or operations of Seller.

(n)          Transfer and Use Tax Liabilities. Any obligations or liabilities of Seller with respect to sales, use, or transfer taxes, if any, arising as a result of the transfer of the Purchased Assets by Seller to Buyer or Acquisition Sub by virtue of the consummation of the transactions contemplated hereby.

(o)          Bank Debt and Other Indebtedness. Except as expressly assumed pursuant to Section 2.1, any amounts owing by Seller or its subsidiaries to banks or other persons, firms, or institutions for borrowed funds and any obligations or liabilities of Seller with respect to any other indebtedness of Seller or any of its subsidiaries.

(p)          Shareholders, Members, and Affiliates. Any obligations or liabilities of Seller with respect to any shareholder of Seller or any Affiliate of Seller or any such shareholder. For purposes of this Agreement, the term “Affiliate” shall mean any entity in which Designated Shareholder is an officer or director or in which Designated Shareholder or Seller, directly or indirectly, owns or controls 10 percent or more of the equity securities of the entity, or any person related to Designated Shareholder by blood or marriage.

(q)          Trade or Non-Trade Accounts Payable. Any of Seller’s Trade or Non-Trade Accounts Payable.

(r)            Previously Collected and Misapplied Accounts. Any obligations or liabilities of Seller for previously collected accounts receivable, misapplied credits, misapplied payments, overpayments, and duplicate payments.

(s)           Litigation. Any obligations or liabilities of Seller relating to lawsuits, claims (whether instituted, pending, or threatened), or judgments against Seller or relating to the business of Seller or the use of any of its assets or properties relating to any facts or circumstances arising on, prior to or after the Closing Date.

(t)            Liabilities Not Assumed Hereunder. Consistent with and without limitation by the specific enumeration of the foregoing, any obligations or liabilities not expressly assumed by Buyer pursuant to the provisions of Section 2.1.

2.2.         No Expansion of Third-Party Rights. The assumption by Buyer or Acquisition Sub of the Assumed Liabilities, and the transfer thereof by Seller, shall in no way expand the rights and remedies of any third party against Seller or against Buyer or Acquisition Sub, as assignee of Seller, as compared to the rights and remedies that such third party would have had against Seller or against Buyer or Acquisition Sub, as assignee of Seller, had Buyer or Acquisition Sub not assumed such liabilities. Without limiting the generality of the preceding sentence, the assumption by Buyer or Acquisition Sub of such liabilities shall not create any third-party beneficiary rights.

2.3.         Acquisition Sub. Buyer and Seller contemplate that Buyer may designate an affiliate of Buyer, including a newly formed, wholly owned subsidiary, partnership, or limited liability company (referred to herein as “Acquisition Sub”) to acquire the Purchased Assets. In the event that Acquisition Sub assumes Seller’s obligations and liabilities described in Section 2.2, Buyer and Designated Shareholder guarantee to Seller, but not to third parties, to satisfy and discharge such obligations and liabilities assumed by Acquisition Sub to the extent not satisfied by Acquisition Sub.

SECTION III.

PURCHASE PRICE

3.1.         Purchase Price. The purchase price for the Purchased Assets to be acquired pursuant to Section 1.1 shall be, (a) 600,000 shares of common stock of Buyer (“Firm Shares”), (b) subject to the achievement of the Loan Production Targets (as defined below), up to 400,000 shares of CCF Common Stock, if any (“Earnout Shares”), plus (c) $200,000 cash, without interest (the “Cash Payment”). The common stock of Buyer, par value $0.0001 per share, shall be referred to herein as the “CCF Common Stock.”

3.2.        Payment of Purchase Price. The purchase price shall be payable as follows:

(a)           Firm Shares. The Firm Shares shall be payable within 15 days following the Closing Date.

(b)           Earnout Shares. The Earnout Shares, if any, shall equal an aggregate amount of 400,000 shares of CCF Common Stock and shall be comprised of four separate earnout awards, each equal to 100,000 shares of CCF Common Stock. Upon the achievement of the financial objectives set forth in this Section 3.2(b), Seller may have the right to earn the Earnout Shares, if any, as set forth herein.

(a)          First Earnout Payment. In the event during the first fiscal quarter ended following the Closing Date (the “First Earnout Period”), Acquisition Sub funds, from the Purchased Assets, an aggregate volume of mortgage loans of at least $30.0 million, then Company shall issue to Designated Shareholder, the First Earnout Payment within 30 days following the completion of the First Earnout Period. The “First Earnout Payment” shall be equal to 100,000 shares of the Earnout Shares.

(b)          Second Earnout Payment. In the event during the second fiscal quarter ended following the Closing Date (the “Second Earnout Period”), Acquisition Sub funds, from the Purchased Assets, an aggregate volume of mortgage loans of at least $30.0 million, then Company shall issue to Designated Shareholder, the Second Earnout Payment within 30 days following the completion of the Second Earnout Period. The “Second Earnout Payment” shall be equal to 100,000 shares of the Earnout Shares.

(c)          Third Earnout Payment. In the event during the third fiscal quarter ended following the Closing Date (the “Third Earnout Period”), Acquisition Sub funds, from the Purchased Assets, an aggregate volume of mortgage loans of at least $30.0 million, then Company shall issue to Designated Shareholder, the Third Earnout Payment within 30 days following the completion of the Third Earnout Period. The “Third Earnout Payment” shall be equal to 100,000 shares of the Earnout Shares.

(d)          Fourth Earnout Payment. In the event during the first fiscal quarter ended following the Closing Date (the “Fourth Earnout Period”), Acquisition Sub funds, from the Purchased Assets, an aggregate volume of mortgage loans of at least $30.0 million, then Company shall issue to Designated Shareholder, the fourth Earnout Payment within 30 days following the completion of the Fourth Earnout Period. The “Fourth Earnout Payment” shall be equal to 100,000 shares of the Earnout Shares.

(e)           Targets Not Met. In the event that during any Earnout Period set forth herein, Acquisition Sub does not fund the mortgage loans set forth above, then Buyer shall not be obligated to issue, and Seller shall not be entitled to receive, the Earnout Payment related to the relevant Earnout Period.

(f)           Issuance of Earnout Shares. Within 30 days following the completion of an Earnout Period, Acqusition Sub shall provide Seller a report, certified by an authorized officer of Acquisition Sub to be accurate, setting forth the aggregate amount of mortgage loans funded by Acquisition Sub during the relevant Earnout Period related to the Purchased Assets. If applicable, the report shall be accompanied by the issuance of the Earnout Shares, if any.

(g)          Dispute Resolution. In the event that Seller shall dispute the information set forth by Acquisition Sub pursuant to Section 3.2(f), then, within five business days following the date of the delivery by Acquisition Sub of the information, Seller shall provide written notice to Acquisition Sub specifying the disputed information and the basis for the dispute together with supporting documentation reflecting the analysis of and justification for any recomputation made. Seller and Acquisition Sub shall make good faith efforts to resolve the dispute through negotiations for a period of 20 business days following the receipt of the written notice defining and describing the nature of the dispute. In the event that the parties are unable to finally resolve the dispute within such 20 business day period, the parties to the dispute may elect by mutual agreement to extend the period of negotiation and may elect by mutual agreement to engage a mediator to assist in such negotiation. To the extent that any matter remains unresolved following negotiations, the unresolved matter only shall be resolved by binding arbitration before one arbitrator located in Phoenix, Arizona mutually agreeable to Acquisition Sub and Seller. To the extent necessary, at the sole discretion and under the direction of the arbitrator, the arbitrator may independently review and audit any matters in dispute. The decision of the arbitrator shall be a final resolution of the parties’ dispute and shall be non-appealable and shall not be subject to further arbitration or review. The arbitration shall be governed in accordance with the expedited Commercial Rules of the American Arbitration Association and shall be held in Phoenix, Arizona, including all hearings related to such arbitration. All hearings shall be commenced and completed within 60 days of the selection of the arbitrator. The arbitrator shall render his or her decision within 30 days of all hearings related thereto. The arbitration award shall be in writing. If the arbitrator’s decision indicates that Seller is entitled to the Earnout Payment in dispute, then Acquisition Sub shall be responsible for payment of all reasonable costs and expenses incurred by Seller in connection with the dispute and the arbitration, including all costs and expenses of the arbitrator. If the arbitrator’s decision indicates that Seller is not entitled to the Earnout Payment in dispute, then Seller shall be responsible for payment of all reasonable costs and expenses incurred by Acquisition Sub in connection with the dispute in the arbitration, including all costs and expenses of the arbitrator.

(c)           Cash Payment. The Cash Payment shall be held by Buyer as security for the Seller’s and Designated Shareholder’s indemnification obligations pursuant to Section 10.1. Within two years following the Closing Date, and subject to the satisfaction of all pending claims for indemnification by Seller and Designated Shareholder pursuant to Section 10.1, Buyer shall pay Seller the Cash Payment, if any, less any amounts related to Losses pursuant to Section 10.1.

3.3.         Allocation of Purchase Price. The purchase price shall be allocated among the Purchased Assets owned by Seller in accordance with their respective fair market values. Without limiting the foregoing, Buyer and Seller agree that the total purchase price

(including liabilities assumed) for the assets and properties purchased pursuant to this Agreement shall be allocated to those assets and properties as set forth on Schedule 3.3 hereto, and Buyer and Seller agree that the allocation set forth on Schedule 3.3 hereto has been made in accordance with the requirements of Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”) and any applicable Treasury Regulations promulgated thereunder. Buyer and Seller, each at its own expense, also agree to file appropriate forms with the Internal Revenue Service setting forth the information required to be furnished to the Internal Revenue Service by Section 1060 of the Code and the applicable Treasury Regulations thereunder.

SECTION IV.

REPRESENTATIONS AND WARRANTIES

4.1.          Representations and Warranties of Seller and Designated Shareholder. Except as otherwise set forth in the Seller Disclosure Schedule heretofore delivered by Seller to and acknowledged as received by Buyer, Seller and Designated Shareholder jointly and severally represent and warrant to Buyer and Acquisition Sub as follows:

(a)          Due Incorporation, Good Standing, and Qualification. Each of Seller and its subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, operate, and lease its assets and properties and to carry on its business as now being conducted.

(b)          Corporate Authority. Seller has the corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The Board of Directors and shareholder of Seller have duly authorized the execution, delivery, and performance of this Agreement. No other corporate proceedings on the part of Seller or its subsidiaries are necessary to authorize the execution and delivery by Seller of this Agreement or the consummation by Seller of the transactions contemplated hereby. This Agreement has been duly executed and delivered by, and constitutes a legal, valid, and binding agreement of, Seller, enforceable against Seller in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect relating to creditors’ rights, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

(c)          Financial Statements. The Balance Sheets of Seller as of December 31, 2004 and December 31, 2005, as well as the Statements of Operations, the Statements of Shareholder’s Equity, and the Statements of Cash Flows of Seller for the two years ended December 31, 2005, and all related schedules and notes to the foregoing, have been reported on by Lorin & Zweig, certified public accountants, and the Balance Sheet of Seller as of April 30, 2006 (the “Seller’s Base Balance Sheet”) and the Statement of Operations, the Statement of Shareholder’s Equity, and the Statement of Cash Flows of Seller for the five months ended May 31, 2006 have been prepared by Seller without audit. All of the foregoing financial statements have been prepared in accordance with generally accepted accounting principles, which were applied on a consistent basis, and present fairly and accurately, in all material respects, the consolidated financial position, results of operations, shareholder’s equity, and cash flow of Seller and its subsidiaries as of their respective dates and for the periods indicated. Neither Seller nor any of its subsidiaries has any material liabilities or obligations of a type that would be included in a balance sheet prepared in accordance with generally accepted accounting principles, whether related to tax or non-tax matters, accrued or contingent, due or not yet due, liquidated or unliquidated, or otherwise, except as and to the extent disclosed or reflected in Seller’s Base Balance Sheet or incurred since the date of that balance sheet in the ordinary course of business and as contemplated by this Agreement.

(d)          Actions in the Ordinary Course of Business. Since the date of Seller’s Base Balance Sheet, neither Seller nor any subsidiary of Seller (i) has taken any action or entered into any material transaction other than contemplated hereby outside the ordinary and usual course of business; (ii) has borrowed any money or become contingently liable for any obligation or liability of another; (iii) has failed to pay any of its debts and obligations as they become due; (iv) has incurred any debt, liability, or obligation of any nature to any party, except for obligations arising from the purchase of goods or the rendition of services in the ordinary and usual course of business; (v) has failed to use its best efforts to preserve its business organization intact, to keep available the services of its employees and independent contractors, or to preserve its relationships with its customers, suppliers, and others with which it deals; (vi) has sold, transferred, leased, or encumbered any of its assets or properties outside the ordinary and usual course of business; (vii) has waived any material right; (viii) has written off any assets or properties; or (ix) has hired any employees or increased the compensation of any employees outside the ordinary and usual course of business.

(e)          No Material Change. Since the date of Seller’s Base Balance Sheet, there has not been and there is not threatened (i) any material adverse change in the financial condition, business, assets, properties, or operating results of Seller and its subsidiaries taken as a whole; (ii) any loss or damage (whether or not covered by insurance) to any of the assets or properties of Seller or any subsidiary of Seller, which materially affects or impairs its ability to conduct its business; or (iii) any mortgage or pledge of any assets or properties of Seller or any subsidiary of Seller, or any indebtedness incurred by Seller or any subsidiary of Seller, other than indebtedness, not material in the aggregate, incurred in the ordinary and usual course of business.

(f)           Title to Properties. Each of Seller and its subsidiaries has good and marketable title to and rightful possession of all of its personal assets and properties, including all assets and properties reflected in Seller’s Base Balance Sheet or acquired subsequent to the date of Seller’s Base Balance Sheet, except assets or properties disposed of subsequent to the date of the Base Balance Sheet in the ordinary and usual course of business and as contemplated by this Agreement. Such assets and properties are subject to no mortgage, indenture, pledge, lien, claim, encumbrance, charge, security interest or title retention, or other security arrangement, except for liens for the payment of federal, state, and other taxes, the payment of which is neither delinquent nor subject to penalties, and except for other liens and encumbrances incidental to the conduct of the business of Seller and its subsidiaries or the ownership of their assets or properties, which were not incurred in connection with the borrowing of money or the obtaining of advances and which do not in the aggregate materially detract from the value of the assets or properties of Seller and its subsidiaries taken as a whole or materially impair the use thereof in the operation of their respective businesses, except in each case as disclosed in Seller’s Base Balance Sheet. All leases pursuant to which Seller or any subsidiary of Seller leases any personal property are valid and effective in accordance with their respective terms.

(g)          Condition of Assets and Properties. The equipment, machinery, storage facilities, fixtures, furniture, furnishings, office equipment, and all other tangible personal assets and properties that are the subject of the Leased Personalty do not require any repairs other than normal maintenance and are in good operating condition and in a state of reasonable maintenance and repair.

(h)           Litigation. There are no actions, suits, claims, proceedings, investigations, or other litigation pending or, to the knowledge of Seller or Designated Shareholder, threatened or that could be threatened against Seller or any subsidiary of Seller, at law or in equity, or before or by any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality that, if determined adversely to Seller or any subsidiary of Seller, would individually or in the aggregate have a material adverse effect on the Purchased Assets or Seller’s rights to transfer the Purchased Assets pursuant to this Agreement. None of Seller or any subsidiary of Seller is a party to any decree, order, or arbitration award (or agreement entered into in any administrative, judicial, or arbitration proceeding with any governmental authority) with respect to or affecting any of the Purchased Assets (or the use thereof), or the Business (or the conduct thereof).

(i)           Licenses and Permits. Neither Seller nor any subsidiary of Seller is subject to any material disability or liability by reason of its failure to possess any license, permit, franchise, certificate, consent, approval, or authorization. Each of Seller and its subsidiaries has all licenses, permits, franchises, certificates, consents, approvals, and authorizations of whatever kind and type, governmental or private, necessary for the business conducted by it and the ownership or use of all assets and properties and the premises occupied by it.

(j)           No Violation. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not violate or result in a breach by Seller or any subsidiary of Seller of, or constitute a default under, or conflict with, or cause any acceleration of any obligation with respect to (i) any provision or restriction of any charter, bylaw, shareholders’ agreement, articles of organization, operating agreement, voting trust, proxy, or other similar agreement; (ii) any loan agreement, indenture, lease, or mortgage of Seller or any subsidiary of Seller; (iii) any provision or restriction of any lien, lease agreement, contract, or instrument to which Seller or any subsidiary of Seller is a party or by which any of them is bound; or (iv) any order, judgment, award, decree, law, rule, ordinance, or regulation or any other restriction of any kind or character to which any assets or properties of Seller or any subsidiary of Seller is subject or by which Seller or any subsidiary of Seller is bound. Neither the execution and delivery by Seller of this Agreement or any of the other agreements contemplated hereby, nor the consummation of the transactions contemplated hereby or thereby, will result in the creation of any lien, claim, right, charge, encumbrance or security interest of any nature or type whatsoever with respect to any of the stock of any of Seller’s subsidiaries or any of the assets of Seller.

(k)          Taxes. Seller has duly filed in correct form all Tax Returns (as defined below) relating to the activities of Seller and its subsidiaries required or due to be filed

(with regard to applicable extensions) on or prior to the date hereof. All such Tax Returns are accurate and complete in all material respects, and Seller has paid or made provision for the payment of all Taxes (as defined below) that have been incurred or are due or claimed to be due from Seller or any of its subsidiaries by federal, state, or local taxing authorities for all periods ending on or before the date hereof, other than Taxes or other charges that are not delinquent or are being contested in good faith and have not been finally determined and have been disclosed to Buyer. The amounts set up as reserves for Taxes on the books of Seller and its subsidiaries are sufficient in the aggregate for the payment of all unpaid Taxes (including any interest or penalties thereon), whether or not disputed, accrued, or applicable. No claims for Taxes or assessments are being asserted or threatened against Seller or any of its subsidiaries. Seller has furnished to Buyer a copy of all Tax Returns filed for it or its subsidiaries within the five-year period prior to the date of the Agreement. For purposes of this Agreement, the term “Taxes” shall mean all taxes, charges, fees, levies, or other assessments, including, without limitation, income, gross receipts, excise, property, sales, transfer, license, payroll, and franchise taxes, imposed by the United States or any state, local, or foreign government or subdivision or agency thereof, and such term shall include any interest, penalties, or additions to tax attributable to such assessments or to the failure to file any Tax Return; and the term “Tax Return ” shall mean any report, return, or other information required to be supplied to a taxing authority or required by a taxing authority to be supplied to any other person.

(l)            Compliance with Law and Other Regulations. Each of Seller and its subsidiaries is in compliance in all material respects with all requirements of federal, state, and local law and all requirements of all governmental bodies and agencies having jurisdiction over it, the conduct of its business, the use of the Purchased Assets, and all premises occupied by it. Without limiting the foregoing, each of Seller and its subsidiaries has properly filed all reports, paid all monies, and obtained all licenses, permits, certificates, and authorizations needed or required for the conduct of its business and the use of the Purchase Assets and the premises occupied by it in connection therewith and is in compliance in all material respects with all conditions, restrictions, and provisions of all of the foregoing. Neither Seller nor any subsidiary of Seller has received any notice from any federal, state, or local authority or any insurance or inspection body that any of its assets, properties, facilities, equipment, or business procedures or practices fails to comply with any applicable law, ordinance, regulation, building, or zoning law, or requirement of any public authority or body.

(m)            Employee Benefit and Employment Matters.

(i)            ERISA Matters. Each of Seller and its subsidiaries has fulfilled its obligations, if any, under the minimum funding standards of Section 302 of ERISA and the regulations and published interpretations thereunder with respect to each “plan” (as defined in Section 3(3) of ERISA and such regulations and published interpretations) in which employees of Seller or its subsidiaries are eligible to participate, and each such plan is in compliance in all material respects with the presently applicable provisions of ERISA and such regulations and published interpretations. Seller has not incurred any unpaid liability to the Pension Benefit Guaranty Corporation (other than for the payment of premiums in the ordinary course) or to any such plan under Title IV of ERISA. Seller has furnished to Buyer as an attachment to Schedule 4.1(m) hereto true and complete copies of each pension plan, welfare plan, and employment benefit plan applicable to Seller or any of its subsidiaries and related trust agreements or annuity contracts, Internal Revenue Service determination letters, and summary plan descriptions; all of the foregoing plans, agreements, and commitments are valid, binding, and in full force and effect, and there are no defaults thereunder; and none of the rights of Seller or any of its ERISA Affiliates (as defined under ERISA) thereunder will be impaired by this Agreement or the consummation of the transactions contemplated by this Agreement.

(ii)           Labor Matters. Each of Seller and its subsidiaries has complied with all other applicable federal, state, and local laws relating to the employment of labor, including, without limitation, the provisions thereof relative to wages, hours, collective bargaining, working conditions, and payment of taxes of any kind, and neither Seller nor any subsidiary of Seller is liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing or has any obligations for any vacation, sick leave, or other compensatory time. Neither Seller nor any subsidiary of Seller is a party to any collective bargaining or other contract or agreement with any labor union, and there is no request for union representation pending or threatened against Seller or any subsidiary of Seller. There is not pending or threatened any (A) labor dispute, grievance, strike, or work stoppage involving any of the employees of Seller or any subsidiary of Seller, (B) charge or complaint against or involving any employees of Seller or any subsidiary of Seller by the National Labor Relations Board, the Department of Labor, the Occupational Health and Safety Administration, or any similar federal, state, or local board or agency, or (C) unfair employment or labor practice charges by or on behalf of any employee of Seller or any subsidiary of Seller.

(iii)         Arrangements with Employees. The employment of each employee of Seller or any subsidiary of Seller is terminable at will without cost to Seller or any subsidiary of Seller. All officers and independent contractors of Seller and its subsidiaries are paid salaries or other compensation in accordance with the amounts set forth in Schedule 4.1(m) hereto, and Schedule 4.1(m) correctly and accurately sets forth all salaries, expenses, and personal benefits paid to or accrued for all directors, officers, managers, and principal shareholders or members of Seller and its subsidiaries as of the date of this Agreement, all of which are reflected as appropriate in Seller’s Base Balance Sheet.

(n)           Insurance. Each of Seller and its subsidiaries maintains in full force and effect insurance coverage on its assets, properties, premises, operations, and personnel in such amounts as Seller deems appropriate. Schedule 4.1(n) hereto contains a description (identifying insurer, coverage, premiums, named insured, deductibles, and expiration date) of all policies of fire, liability, and other forms of insurance that currently are maintained in force by or for the account of Seller or any of its subsidiaries with respect to the business and assets of Seller or its subsidiaries (such policies are hereinafter referred to as the “Policies”). Each of Seller and its subsidiaries has been continuously, and is presently, insured by insurers unaffiliated with Seller with respect to its property and the conduct of its business in such amounts and against such risks as are adequate to protect its business and assets, including, without limitation, liability insurance.

(o)          Mortgage Loans. The information set forth in Schedule 1.2(d) of the Seller Disclosure Schedule which sets forth the Mortgage Loans (as defined in Section 1.2) as of the date hereof is complete, true, and correct in all material respects.

(p)          Securities Matters. Seller represents and warrants to Buyer and Acquisition Sub as follows:

(i)            Acquisition of CCF Common Stock for Own Account. Seller will acquire the CCF Common Stock for its own account and not with a view to the distribution thereof in violation of the Securities Act of 1933, as amended (the “Securities Act”).

(ii)           Knowledge and Experience in Financial and Business Matters. Seller has sufficient knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the acquisition of the CCF Common Stock, and Seller has the ability to bear the economic risk of acquiring the CCF Common Stock.

(iii)          Restricted Securities. Seller acknowledges and understands that the CCF Common Stock will constitute “restricted securities” as defined under Rule 144 under the Securities Act. Available Information. Seller has been supplied with, or had access to, information to which a reasonable investor would attach significance in making investment decisions, including, without limitation, all publicly available filings by Buyer under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including Buyer’s Form 10-KSB Report for the year ended June 30, 2005, Buyer’s Form 10-QSB Report for the quarter ended March 31, 2006, and reports on Form 8-K filed by Buyer since June 30, 2005; any information with respect to Buyer’s financial condition, business, and prospects and other information Seller has requested to enable Seller to make the decision to acquire the CCF Common Stock.

(q)          Accuracy of Statements. Neither this Agreement nor any statement, list, certificate, or any other agreement executed in connection with this Agreement or other information furnished or to be furnished by Seller or Designated Shareholder to Buyer in connection with this Agreement or any of the transactions contemplated hereby contains or will contain an untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of circumstances in which they are made, not misleading.

4.2.        Further Representations and Warranties of Designated Shareholder. Designated Shareholder further represents, warrants, and acknowledges to Buyer and Acquisition Sub as follows:

(a)          Power of Designated Shareholder to Execute Agreement. Designated Shareholder has the full right, power, and authority to execute, deliver, and perform this Agreement, and this Agreement is the legal and binding obligation of Designated Shareholder and is enforceable against Designated Shareholder in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect relating to creditors’ rights, and (ii)

the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

(b)          Agreement Not in Breach of Other Instruments Affecting Designated Shareholder. The execution and delivery of this Agreement, the consummation of the transactions hereby contemplated, and the fulfillment of the terms hereof will not result in the breach of any term or provision of, or constitute a default under, or conflict with, or cause the acceleration of any obligation under any agreement or other instrument of any description to which Designated Shareholder is a party or by which Designated Shareholder is bound, or any judgment, decree, order, or award of any court, governmental body, or arbitrator or any applicable law, rule, or regulation.

4.3.          Representations and Warranties of Buyer. Except as otherwise set forth in the Buyer Disclosure Schedule heretofore delivered by Buyer to Seller, and except as disclosed in any document heretofore filed by Buyer with the Securities and Exchange Commission (“SEC”), Buyer represents and warrants to Seller and Designated Shareholder as follows:

(a)          Due Incorporation, Good Standing, and Qualification. Each of Buyer and its subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation. Neither Buyer nor any subsidiary of Buyer is subject to any material disability by reason of the failure to be duly qualified as a foreign corporation for the transaction of business or to be in good standing under the laws of any jurisdiction. As used in this Agreement with reference to Buyer, the term “subsidiaries ” shall include all direct or indirect subsidiaries of Buyer, other than Seller and all direct and indirect subsidiaries of Seller. No warranty relating to Buyer or its subsidiaries shall be deemed to be breached as a result of any circumstances that would constitute a breach of warranty by Seller.

(b)           No Violation. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not violate or result in a breach by Buyer or any of its subsidiaries of, or constitute a default under, or conflict with, or cause any acceleration of any obligation with respect to, (i) any provision or restriction of any charter, bylaw, loan, indenture, or mortgage of Buyer or any of its subsidiaries; or (ii) any provision or restriction of any lien, lease agreement, contract, instrument, order, judgment, award, decree, ordinance, or regulation or any other restriction of any kind or character to which any assets or properties of Buyer or any of its subsidiaries is subject or by which Buyer or any of its subsidiaries is bound.

(c)          Intent and Access. Buyer and Acquisition Sub are acquiring the shares of capital stock of Seller’s subsidiaries and any other securities owned by Seller without a view to the distribution or resale of such stock or securities in violation of any applicable federal or state securities laws. Buyer and Acquisition Sub have been furnished with such information, both financial and non-financial, with respect to the operations, business, capital structure, and financial position of Seller and its subsidiaries as Buyer believes necessary and have been given the opportunity to ask questions of and receive answers from Seller and its subsidiaries and their officers concerning Seller and its subsidiaries.

(d)          Accuracy of Statements. Neither this Agreement nor any statement, list, certificate, or other information furnished or to be furnished by Buyer to Seller in connection with this Agreement or any of the transactions contemplated hereby contains or will contain an untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

(e)          Status of CCF Common Stock to be Issued. The shares of CCF Common Stock to be issued in partial payment for the Purchased Assets will be, when issued, validly authorized and issued, fully paid, nonassessable, and free of preemptive or other similar rights.

SECTION V.

COVENANTS

5.1.         Covenants of Seller and Designated Shareholder. Seller and Designated Shareholder jointly and severally agree that, unless Buyer otherwise agrees in writing and except as set forth in the Seller Disclosure Schedule, at all times from the date of this Agreement through the Closing Date:

(a)          Truth of Representations and Warranties. Seller and its subsidiaries shall not take or suffer or permit any action that would render untrue any of the representations or warranties of Seller herein contained, and Seller and its subsidiaries shall not omit to take any action, the omission of which would render untrue any such representation or warranty.

(b)          Preservation of Business. Seller shall use its best efforts to (i) preserve intact the present business organization of Seller and its subsidiaries; (ii) preserve the present goodwill and advantageous relationships of Seller and its subsidiaries with all persons having business dealings with Seller or its subsidiaries; (iii) preserve the net worth of Seller; and (iv) preserve and maintain in force all licenses, registrations, franchises, patents, trademarks, copyrights, bonds, and other similar rights of Seller and its subsidiaries.

(c)          Ordinary Course. Each of Seller and its subsidiaries shall operate its business (as it relates to the Purchased Assets) only in the usual, regular, and ordinary course and manner. Without limiting the foregoing, Seller and its subsidiaries shall not (i) encumber or mortgage any of the Purchased Assets; (ii) incur any obligation or liability (contingent or otherwise), incur or modify any indebtedness, incur or make any capital expenditures, purchase or acquire, or transfer or convey, any assets or properties, or enter into any transaction or make or enter into any contract or commitment, except in the usual and ordinary course of business consistent with past practice and as contemplated by this Agreement; (iii) waive any material right with respect to the Purchased Assets; or (iv) make any material change to the Purchased Assets.

(d)          Maintenance of Assets and Properties. Each of Seller and its subsidiaries shall keep the Purchased Assets in good operating condition and shall perform all necessary repairs and maintenance. Seller and its subsidiaries shall not permit any modifications or additions to and shall not sell or permit to be sold or otherwise transferred or disposed of any item or group of items constituting personal property, except items sold in the ordinary and usual course of business. Seller and its subsidiaries shall not convey any interest in any the Purchased Assets or subject any of the Purchased Assets, or any portion thereof, to any additional liens, encumbrances, or similar matters.

(e)          Satisfaction of Obligations and Liabilities. Each of Seller and its subsidiaries shall (i) pay or cause to be paid all of the obligations and liabilities arising related to the Purchased Assets as they mature including those related to taxes, except for those that are in good faith disputed with the written approval of Buyer; (ii) maintain and perform in all material respects its obligations under all agreements and contracts relating to the Purchased Assets to which it is bound in accordance with their terms; and (iii) comply in all material respects with all requirements of applicable federal, state, and local laws, regulations, and rules related to the Purchased Assets. Seller and its subsidiaries shall pay or cause to be paid in full all bills and invoices for labor, goods, materials, supplies, services, and utilities of any kind relating to the Purchased Assets, which were contracted for by Seller or any of its subsidiaries or which were delivered to or performed on the Purchased Assets.

(f)           Books and Records. Each of Seller and its subsidiaries shall maintain its books, accounts, and records in the usual, regular, and ordinary manner and on a basis consistent with prior years, and each of Seller and its subsidiaries shall comply with all laws applicable to them or to the conduct of its business.

(g)           Insurance. Each of Seller and its subsidiaries shall maintain in force through the Closing Date all of the property, casualty, crime, directors and officers, and other forms of insurance that it is presently carrying and shall refrain from making any change in any such insurance coverage.

(h)          Dispositions of Purchased Assets. Neither Seller nor any subsidiary of Seller shall transfer, sell, pledge, dispose of, or encumber any of the Purchased Assets.

(i)            Compensation. Neither Seller nor any subsidiary of Seller shall (i) increase the compensation payable (including bonus compensation) to the Designated Shareholder from the amount payable as of the date of Seller’s Base Balance Sheet, or (ii) introduce or change any pension or profit sharing plan or any other employee benefit arrangement with any of the Key Employees.

(j)            Employees. Each of Seller and its subsidiaries shall retain and keep available, and Designated Shareholder shall use his best efforts to cause Seller and each of its subsidiaries to retain and keep available, the services of each of its present employees, representatives, and agents set forth on Schedule 5.1(j). Neither Seller nor any subsidiary of Seller shall enter into any employment agreement with any of the Key Employees that may not be canceled by it without penalty upon notice not exceeding 30 days.

(k)          Right of Inspection. Seller shall make available to Buyer and its representatives for inspection at all reasonable times all of the assets, properties, facilities, and agreements (including all documents of any description evidencing any right or obligation of Seller or its subsidiaries) and the books, records, accounts, and financial statements of Seller and its subsidiaries as they shall reasonably request and allow Buyer and its representatives the right to make whatever copies of such materials they require, and Seller shall permit Buyer and its independent accountants to audit or make such audit tests respecting the accounts of Seller and its subsidiaries as Buyer or those accountants consider appropriate.

(l)            Confidentiality. Neither Seller nor any subsidiary of Seller shall reveal, orally or in writing, to any person, other than Buyer and its representatives, any of the business procedures or practices followed by them in the conduct of their business or any other information of a confidential nature.

(m)         Consents and Approvals. Each of Seller and its subsidiaries shall use its best efforts to obtain all consents and approvals of other persons and governmental authorities necessary to the performance by it of the transactions contemplated by this Agreement. Each of Seller and its subsidiaries shall make or cause to be made all filings, applications, statements, and reports to all federal, state, and local government agencies and entities that are required to be made prior to the Closing Date by or on behalf of Seller or such subsidiary pursuant to any statute, rule, or regulation in connection with the transactions contemplated by this Agreement and necessary to the continued conduct of the business of Seller and its subsidiaries in the current manner.

5.2.          Mortgage Loan Schedule. Company will provide Purchaser not less than five (5) days prior to the Closing Date a mortgage loan schedule setting forth the following information with respect to each Mortgage Loan: (i) account number; (ii) name of Mortgagor; (iii) original loan amount; (iv) principal balance currently owing; (v) interest balance currently owing; (vi) monthly payment; (vii) escrow payment and escrow balance, if applicable; (viii) last payment date; (ix) date interest paid through; (x) Mortgage Interest Rate, and if adjustable, the margin, applicable rate cap, and date of last adjustment for such Mortgage Loan; (xi) mortgage insurance, if any; (xii) property address; (xiii) property type; (xiv) occupancy status; (xv) lien position; (xvi) prepayment penalty, if applicable; (xvii) bankruptcy of borrower(s), if applicable; and (xviii) foreclosure flag, if applicable, (“Mortgage Loan Schedule”) updated from the Mortgage Loan Schedule provided in Schedule 1.2(d).

5.3.         Covenants of Buyer. Buyer agrees that, unless Seller otherwise agrees in writing and except as set forth in the Buyer Disclosure Schedule or contemplated by this Agreement, at all times between the date of this Agreement through the Closing:

(a)          Truth of Representations and Warranties. Buyer and its subsidiaries shall not take or suffer or permit any action that would render untrue any of the representations or warranties of Buyer herein contained, and Buyer and its subsidiaries shall not omit to take any action, the omission of which would render untrue any such representation or warranty.

5.4.          No Solicitation. Unless and until this Agreement shall have been terminated pursuant to Section 8, neither Seller nor any of its officers, directors, affiliates, representatives, or agents or Designated Shareholder shall:

(a)          directly or indirectly, encourage, solicit, or initiate discussions or negotiations with, any corporation, partnership, person, or other entity or group (other than Buyer, its affiliates, employees, representatives, and advisors) concerning the Purchased Assets; or

(b)          disclose, directly or indirectly, any non-public information to any corporation, partnership, person, or other entity or group (other than to Buyer, its affiliates, employees, representatives, or agents) concerning the Purchased Assets, afford to any such party access to the books or records of Seller or its subsidiaries, or otherwise assist or encourage any such party in connection with any of the foregoing.

5.5.          Best Efforts. Subject to the terms and conditions of this Agreement, and subject to fiduciary duties under applicable law, as advised by counsel, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using its best efforts to obtain all necessary, proper, or advisable permits, consents, authorizations, requests, and approvals of third parties and governmental authorities. If at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement (including providing any information in any way related to the assets to be purchased pursuant to this Agreement), the proper officers and directors of each party to this Agreement shall take all such action.

5.6.        Public Announcements. Buyer and Seller shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law on the advice of counsel or by any listing agreement with any national securities exchange.

5.7.        Tax Disclosure Authorization. Notwithstanding anything herein to the contrary, the Parties (and each Affiliate and Person acting on behalf of any Party) agree that each Party (and each employee, representative, and other agent of such Party) may disclose to any and all persons, without limitation of any kind, the transaction’s tax treatment and tax structure (as such terms are used in Code §§6011 and 6012 and regulations thereunder) contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) provided to such Party or such Person relating to such tax treatment and tax structure, except to the extent necessary to comply with any applicable federal or state securities laws, provided, however, that such disclosure may not be made until the earlier of the date of (A) public announcement of discussions relating to the transaction, (B) public announcement of the transaction, or (C) execution of an agreement to enter into the transaction. This authorization is not intended to permit disclosure of any other information including (without limitation) (A) any portion of any materials to the extent not related to the transaction’s tax treatment or tax structure, (B) the identities of participants or potential participants, (C) the existence or status of any negotiations, (D) any pricing or financial information (except to the extent such pricing or financial information is related to the transaction’s tax treatment or tax structure), or (D) any other term or detail not relevant to the transaction’s tax treatment or the tax structure.

SECTION VI.

CONDITIONS PRECEDENT TO OBLIGATIONS

6.1.         Conditions Precedent to the Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement are, at the option of Buyer, subject to the satisfaction of the following conditions on or before the Closing Date:

(a)          Accuracy of Representations and Warranties. The representations and warranties of Seller and Designated Shareholder herein contained shall have been true and correct in all material respects when made and, in addition, shall be true and correct in all material respects on the Closing Date with the same force and effect as though made on and as of the Closing Date, except as affected by transactions contemplated hereby.

(b)          Performance of Agreements. Seller and Designated Shareholder shall have in all material respects performed all obligations and agreements and complied with all covenants and conditions contained in this Agreement to be performed and complied with by them on or prior to the Closing Date and shall have delivered all documents, instruments, and materials required by Section 7.2.

(c)          Corporate Approvals. All necessary corporate action on the part of the directors and shareholders of Seller approving this Agreement and approving the transactions contemplated hereby shall have been duly and validly taken.

(d)          No Material Adverse Change. There shall be no material adverse change in the Purchased Assets.

(e)           Litigation. No action or proceeding by any governmental agency shall have been instituted or threatened that would enjoin, restrain, or prohibit, or might result in substantial damages in respect of, this Agreement or the consummation of the transactions contemplated by this Agreement and would, in the reasonable judgment of Buyer, make it inadvisable to consummate such transactions, and no court order shall have been entered in any action or proceeding instituted by any other party that enjoins, restrains, or prohibits this Agreement or consummation of the transactions contemplated by this Agreement.

(f)            Proceedings Satisfactory to Counsel. All proceedings taken by Seller and its subsidiaries and Designated Shareholder and all instruments executed and delivered by Seller and its subsidiaries and Designated Shareholder on or prior to the Closing Date in connection with the transactions contemplated hereby shall be reasonably satisfactory in form and substance to counsel for Buyer.

(g)          Delivery of Documents. All other documents required to be delivered by Seller and Designated Shareholder on or prior to the Closing Date shall be delivered or shall be tendered by the Closing Date.

(h)          Closing Certificate of Seller and Designated Shareholder. Buyer shall have received from Seller a closing certificate executed by Seller and Designated Shareholder, dated the date of the Closing Date (“Closing Certificate of Seller and Designated Shareholder”), certifying that all representations and warranties of Seller and Designated Shareholder, respectively, set forth in this Agreement are true, complete, and correct in all material respects on and as of the Closing Date as if made at that time, and that each of Seller and Designated Shareholder has performed and complied in all material respects with all agreements, covenants, and conditions required by this Agreement to be performed or complied with by them at or before the Closing Date.

(i)            Consents. All necessary consents, approvals, and estoppel letters of Seller’s or Buyer’s lenders, landlords, and other persons whose consent or approval is required shall have been obtained and, to the extent licenses, authorities or permits held by Seller are not assignable or transferable, Buyer shall have either obtained licenses, authorities, and permits on substantially the same terms as such licenses, authorities, and permits were originally issued to Seller, or Buyer shall have obtained binding commitments from the applicable persons to issue such licenses, authorities, and permits to Buyer following the Closing Date.

6.2.         Conditions Precedent to the Obligations of Seller and Designated Shareholder. The obligations of Seller and Designated Shareholder under this Agreement are, at the option of Seller and Designated Shareholder, subject to the satisfaction of the following conditions on or before the Closing Date:

(a)          Accuracy of Representations and Warranties. The representations and warranties of Buyer herein contained shall have been true and correct in all material respects when made and, in addition, shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except as affected by transactions contemplated hereby.

(b)          Performance of Agreements. Buyer and Acquisition Sub shall have in all material respects performed all obligations and agreements and complied with all covenants and conditions contained in this Agreement to be performed and complied with by Buyer and Acquisition Sub on or prior to the Closing Date and shall have delivered all consideration, documents, instruments, and other materials required by Section 7.3.

(c)          Corporate Approval. All necessary corporate action on the part of the directors of Buyer approving this Agreement and approving the transactions contemplated hereby shall have been taken.

(d)           Litigation. No action or proceeding by any governmental agency shall have been instituted or threatened that would enjoin, restrain, or prohibit, or might result in substantial damages in respect of, this Agreement or the consummation of the transactions contemplated by this Agreement and would, in the reasonable judgment of Seller, make it inadvisable to consummate such transactions, and no court order shall have been entered in any action or proceeding instituted by any other party that enjoins, restrains, or prohibits this Agreement or consummation of the transactions contemplated by this Agreement.

(e)          Proceedings Satisfactory to Counsel. All proceedings taken by Buyer and Acquisition Sub and all instruments executed and delivered by Buyer and Acquisition Sub on or prior to the Closing Date in connection with the transactions contemplated hereby shall be reasonably satisfactory in form and substance to counsel for Seller.

(f)           Delivery of Documents. All other documents, required to be delivered by Buyer and Acquisition Sub on or prior to the Closing Date shall be delivered or shall be tendered by the Closing Date.

SECTION VII.

THE CLOSING

7.1.         Closing. The closing (the “Closing”) of the transactions contemplated by this Agreement shall take place at the offices of Buyer, 3231 S. Country Club Way, Suite 102, Tempe, Arizona 85282 on July 19, 2006 at 10:00 a.m., local time, or at such other date, time, and place as may be agreed upon by Buyer and Seller, which date is sometimes herein called the “Closing Date.”

7.2.          Deliveries by Seller and Designated Shareholder. At the Closing, Seller and Designated Shareholder shall deliver the following:

(a)          Instruments of Conveyance. Such deeds, bills of sale, instruments of assignment, and other instruments and documents as may be necessary to convey to Buyer or Acquisition Sub title to the Purchased Assets, including, without limitation, a bill of sale (the “Bill of Sale”).

(b)          Closing Certificate of Seller and Designated Shareholder. The Closing Certificate of the Seller and Designated Shareholder.

(c)          Secretary’s Certificate. The certificate of the Secretary of Seller certifying to the resolutions constituting all necessary corporate action by the Board of Directors and by the shareholders of Seller to authorize the consummation of the transactions provided for herein.

(d)          Books and Records. All of the books, records, and files of Seller and its subsidiaries related to the Purchased Assets.

(e)          Consents and Estoppel Letters. All written consents, approvals, and estoppel letters of all parties whose consent is necessary to the continued effectiveness and validity of, or otherwise reasonably requested by Buyer or Acquisition Sub in connection with the assignment of, or alternate arrangements satisfactory to Buyer and Acquisition Sub with respect to, any Business Contract, lease, license, permit, agreement, indenture, or other instrument, that is to be a Purchased Asset, or which may be necessary, appropriate or required in order to permit Buyer or Acquisition Sub to conduct the business and operations of Seller after the Closing in all respects the same as Seller conducted the Business prior to the Closing, and written evidence of other consents and approvals of the transactions contemplated hereby.

All assignments, consents, certificates, and other documents delivered by Seller shall be in form reasonably satisfactory to counsel for Buyer.

7.3.          Deliveries by Buyer or Acquisition Sub. At the Closing, Buyer or Acquisition Sub shall deliver the following:

(a)          Purchase Price. Payment of the purchase price provided for in Section 3.1.

(b)          Consents and Approvals. Any written evidence of all consents and approvals of the transactions contemplated hereby required to be obtained by Buyer.

All certificates and other documents delivered by Buyer or Acquisition Sub shall be in form reasonably satisfactory to counsel for Seller.

7.4.	Obligations of All Parties.

(a)          Third-Party Claims. The parties shall cooperate with each other with respect to the defense of any claims or litigation made or commenced by third parties subsequent to the Closing Date that are not subject to the indemnification provisions contained in Section 10 of this Agreement.

(b)          Further Assurances. The parties shall execute such further documents and perform such further acts as may be necessary to consummate the transactions contemplated herein on the terms herein contained and to otherwise comply with the terms of this Agreement.

(c)          Payment of Disputed Sums. The parties recognize that certain liabilities described in Section 1 may, depending upon certain factors, be an Assumed Liability in accordance with Section 2.1 or be an Excluded Liability in accordance with Section 2.2 . The parties also recognize the importance of the prompt discharge of the Excluded Liabilities to Buyer’s and Acquisition Sub’s future conduct of the Business and recognize that Buyer or Acquisition Sub may be called upon to discharge Excluded Liabilities in connection with its conduct of the Business following the Closing Date. Accordingly, it is understood that, in the conduct of the Business, Buyer or Acquisition Sub may (but shall not be obligated to) discharge certain liabilities that may in fact constitute an Excluded Liability with respect to which there is not a good faith dispute between Seller and the party to whom the Excluded Liability is owed as to Seller’s liability therefore. In such event, Buyer or Acquisition Sub shall give Seller or Designated Shareholder notice of the liability or obligation discharged by Buyer or Acquisition Sub pursuant to this subsection and, notwithstanding anything in this Agreement to the contrary, Seller and Designated Shareholder, upon request of Buyer or Acquisition Sub, shall promptly reimburse Buyer or Acquisition Sub for the amount thereof.

SECTION VIII.

WAIVER, MODIFICATION, ABANDONMENT

8.1.         Waivers. The failure of Seller or Designated Shareholder to comply with any of their obligations, agreements, or conditions as set forth in this Agreement may be waived expressly in writing by Buyer, by action of its Board of Directors. The failure of Buyer or Acquisition Sub to comply with any of its obligations, agreements, or conditions as set forth in this Agreement may be waived expressly in writing by Seller, by action of its Board of Directors, without the vote of its shareholders.

8.2.          Modification. This Agreement may be modified at any time in any respect by the mutual consent of all of the parties ,notwithstanding prior approval by the shareholders of Seller. Any such modification may be approved for any party by its Board of Directors, without further approval of its shareholders, except that amount of consideration to be paid for the Purchased Assets may not be decreased (except as provided herein) without the consent of the shareholders of Seller given by the same vote as is required under applicable state law for approval of this Agreement.

8.3.         Abandonment. The transactions contemplated by this Agreement may be abandoned on or before the Closing Date, notwithstanding approval of this Agreement by the shareholders of Seller:

(a)          By the mutual agreement of the Boards of Directors of Buyer and Seller, or

(b)          By the Board of Directors of Buyer, if any of the conditions provided in Section 6.1 shall not have been satisfied, complied with, or performed in any material respect by the Closing Date, and Buyer shall not have waived such failure of satisfaction, noncompliance, or nonperformance, or

(c)          By the Board of Directors of Seller, if any of the conditions provided in Section 6.2 shall not have been satisfied, complied with, or performed in any material respect by the Closing Date, and Seller shall not have waived such failure of satisfaction, noncompliance, or nonperformance, or

(d)          At the option of Buyer or Seller, if there shall have been instituted and be pending or threatened any legal proceeding before any court or governmental agency seeking to restrain or prohibit or to obtain damages in respect of this Agreement or the consummation of the transactions contemplated by this Agreement, or if any order restraining or prohibiting the transactions contemplated by this Agreement shall have been issued by any court or governmental agency and shall be in effect.

In the event of any termination pursuant to this Section 8.3 (other than pursuant to subparagraph (a) hereof) written notice setting forth the reasons thereof shall forthwith be given by Seller if it is the terminating party, to Buyer, or by Buyer, if Buyer is the terminating party, to Seller.

8.4.        Effect of Abandonment. Subject to the provisions of Section 5.4 and subject to the Confidentiality Agreement, if the transactions contemplated by this Agreement are abandoned as provided for in this Section, (a) this Agreement shall forthwith become wholly void and of no effect without liability to any party to this Agreement or to the directors, officers, representatives, and agents of any such party; (b) Buyer, Acquisition Sub, and Seller and Designated Shareholder shall each pay such party’s own fees and expenses incident to the negotiation, preparation, and execution of this Agreement and the obtaining of the necessary approvals thereof, including fees and expenses of each party’s counsel, accountants, investment bankers, and other experts; and (c) Seller and Buyer (and their representatives) shall return to the other all copies of books, records, documents, or other papers given by Seller or Buyer (or their representatives) to the other (or their representatives). Notwithstanding anything herein to the contrary, the obligations set forth in the Confidentiality Agreement shall survive any abandonment or termination of this Agreement.

8.5.          Right to Damages. If this Agreement is terminated, no party hereto shall have any liability or obligation to the others; provided , however, that each party hereto shall remain liable for any breach of any of that party’s representations and warranties or the terms of this Agreement, or any willful failure by the party to perform any of his, her, or its obligations or agreements contained or referenced in this Agreement, in which case that party shall be liable for all of the other parties’ out-of-pocket costs and expenses incurred in connection with the negotiations, due diligence reviews, and preparation of the term sheet, this Agreement, and all of the other documents related to this transaction, and those costs and expenses that are incurred by the other parties in pursuing such rights and remedies, including reasonable attorneys’ fees.

SECTION IX.

NON-COMPETITION

9.1.          Non-competition. Because of the importance of Designated Shareholder to the development and operation of the business of Seller, as well as his knowledge of and reputation in Seller’s industry, Buyer is unwilling to enter into and perform this Agreement unless Seller and Designated Shareholder all enter into the non-competition agreement contained in this Section 9. To induce Buyer to enter into this Agreement and for the benefit of Buyer and Acquisition Sub, Seller and Designated Shareholder jointly and severally agree as follows:

9.2.          Duration and Extent of Restriction. Neither Seller nor Designated Shareholder shall, for a period ending two years after the Closing Date, engage in a business that competes with the Business. The term “engage in” shall include, but shall not be limited to, activities, whether direct or indirect, as proprietor, partner, shareholder, landlord, principal, agent, employee, consultant or lender; provided, however, that the ownership of not more than 5% in the aggregate by Seller and Designated Shareholder of the stock of a publicly held corporation shall not be included in such term Notwithstanding the above, the non-competition agreement shall not apply to Seller or Designated Shareholder’s employment with Shearson Home Loans or Shearson Financial. Furthermore, the non-competition agreement specified in this section and in the attached Schedule shall be null and void unless Designated Shareholder and Buyer execute a mutually satisfactory two year employment agreement whereby Designated Shareholder may only be terminated for cause (i.e. for conviction of a felony, theft or embezzlement, or complete failure to perform duties under the employment agreement). It is the intent of the parties to this Agreement that Designated Shareholder’s Non-Competition Agreement run concurrent with Designated Shareholder’s employment agreement. Restrictions with Respect to Customers and Employees. In furtherance of, and without in any way limiting the restriction in Section 9.2, for the period specified in Section 9.2, neither Seller nor Designated Shareholder shall, directly or indirectly,

(a)          request any past, present, or future customers of Seller or any subsidiary of Seller to curtail or cancel their business with Buyer, or any of its affiliates;

(b)          disclose the identity of any past, present, or future customers of Seller or any subsidiary of Seller, Buyer, or any subsidiary or affiliate of Buyer to any other person, firm, or entity;

(c)          solicit, canvas, or accept, or authorize any other person to solicit, canvas, or accept, from any past, present, or future customers of Seller or any subsidiary of Seller, Buyer, or any subsidiary or affiliate of Buyer, any business for any other person, firm, or entity engaged in a business the same as, similar to, or in general competition with the business of Seller or its subsidiaries being conducted within the territorial limits described in Section 9.2; or

(d)          induce or attempt to influence any employee of Seller or any subsidiary of Seller, Buyer, or any affiliate or subsidiary of Buyer to terminate such employee’s employment.

As used in this Section 9.3 “future customer” shall mean a customer with whom business will have been transacted between the date hereof and the end of the term specified in Section 9.2.

9.3.          Remedies for Breach. Seller and Designated Shareholder acknowledge that the restrictions contained in this Section 9, in view of the nature of the business in which they are engaged, are reasonable and necessary to protect the legitimate interests of Buyer, Acquisition Sub, and their subsidiaries and other affiliated entities and that any violation of these restrictions would result in irreparable injury to Buyer, Acquisition Sub, and their subsidiaries and other affiliated entities. Seller and Designated Shareholder agree that, in the event of a violation of any of such restrictions, Buyer and Acquisition Sub, shall be entitled to preliminary and permanent injunctive relief as well as an equitable accounting of all earnings, profits, and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which Buyer or Acquisition Sub, may be entitled. In the event of a violation, the period of non-competition referred to in Section 9.2 shall be extended by a period of time equal to that period beginning when such violation commenced and ending when the activities constituting such violation shall have been finally terminated in good faith.

SECTION X.

INDEMNIFICATION

10.1.	Indemnification by Seller and Designated Shareholder.

(a)          General. Seller and Designated Shareholder, jointly and severally, covenant and agree to defend, indemnify, and hold Buyer and Acquisition Sub and each of their officers, directors, shareholders, controlling persons, affiliates, employees, and agents (each a “Buyer Indemnitee”) harmless for, from, and against, and will pay to the Buyer Indemnities, the amount of any and all damages, losses, liabilities (absolute and contingent), fines, penalties, costs, and expenses, including, without limitation, reasonable counsel fees, costs, and expenses, (collectively “Losses”) (including those incurred in the investigation, defense, or settlement with respect to or arising out of any demand, claim, inquiry, investigation, proceeding, action, or cause of action) or diminution of value, whether or not involving a third-party claim, that any Buyer Indemnitee may suffer or incur by reason of (i) the inaccuracy of any of the representations or warranties of Seller or Designated Shareholder contained in this Agreement, or any of the agreements, certificates, documents, exhibits, or schedules delivered in connection with this Agreement; (ii) the failure of Seller or Designated Shareholder to comply with, or the breach, or the default by Seller or Designated Shareholder of, any of the covenants, warranties, or agreements made by Seller or Designated Shareholder contained in this Agreement, or any of the agreements, certificates, documents, exhibits, or schedules delivered in connection with this Agreement; (iii) any of the Excluded Liabilities; or (iv) Seller’s or Designated Shareholder’s failure to timely discharge any liability or obligation that is not an Assumed Liability.

(b)          Security for Seller’s and Designated Shareholder’s Obligations The Cash Payment shall be held by Buyer and Acquisition Sub as security for Seller’s and Designated Shareholder’s obligations under this Section 10.1.

10.2.      Indemnification by Buyer. Buyer covenants and agrees to defend, indemnify, and hold Seller and Designated Shareholder harmless for, from, and against, and will pay to Seller and Designated Shareholder the amount of, any and all damages, losses, liabilities (absolute and contingent), fines, penalties, costs, and expenses, including, without limitation, reasonable counsel fees, costs, and expenses (including those incurred in the investigation, defense, or settlement with respect to or arising out of any demand, claim, inquiry, investigation, proceeding, action, or cause of action) or diminution of value, whether or not involving a third-party claim, that Seller or Designated Shareholder may directly or indirectly suffer or incur by reason of (a) the inaccuracy of any of the representations or warranties of Buyer contained in this Agreement or any of the agreements, certificates, documents, exhibits, or schedules delivered in connection with this Agreement; or (b) the failure to comply with, or the breach or the default by Buyer, of any of the covenants, warranties, or agreements made by Buyer in this Agreement or any of the agreements, certificates, documents, exhibits, or schedules delivered in connection with this Agreement; or (c) any Assumed Liability. Buyer shall have no obligation to defend, indemnify, and hold Seller or Designated Shareholder harmless pursuant to this Section 10.2 with respect to any liability that is an Excluded Liability set forth in Section 2.2 .

10.3.      Notice and Right to Defend Third-Party Claims. Promptly upon receipt of notice of any claim, demand, or assessment or the commencement of any suit, action, or proceeding with respect to which indemnity may be sought pursuant to this Agreement, the party seeking to be indemnified or held harmless (the “Indemnitee”) shall notify in writing, if possible, within sufficient time to respond to such claim or answer or otherwise plead in such action, the party from whom indemnification is sought (the “Indemnitor ”). In case any claim, demand, or assessment shall be asserted, or suit, action, or proceeding commenced against the

Indemnitee, the Indemnitor shall be entitled, at the Indemnitor’s expense, to participate therein, and, to the extent that it may wish, to assume the defense, conduct, or settlement thereof, at its own expense, with counsel satisfactory to the Indemnitee, whose consent to the selection of counsel shall not be unreasonably withheld or delayed, provided that the Indemnitor confirms to the Indemnitee that it is a claim to which its rights of indemnification apply. The Indemnitor shall have the right to settle or compromise monetary claims without the consent of Indemnitee; however, as to any other claim, the Indemnitor shall first obtain the prior written consent from the Indemnitee, which consent shall be exercised in the sole discretion of the Indemnitee. After notice from the Indemnitor to the Indemnitee of Indemnitor’s intent so to assume the defense, conduct, settlement, or compromise of such action, the Indemnitor shall not be liable to the Indemnitee for any legal or other expenses (including, without limitation, settlement costs) subsequently incurred by the Indemnitee in connection with the defense, conduct, or settlement of such action while the Indemnitor is diligently defending, conducting, settling, or compromising such action. The Indemnitor shall keep the Indemnitee apprised of the status of the suit, action, or proceeding and shall make Indemnitor’s counsel available to the Indemnitee, at the Indemnitor’s expense, upon the request of the Indemnitee. The Indemnitee shall cooperate with the Indemnitor in connection with any such claim and shall make personnel, books, and records and other information relevant to the claim available to the Indemnitor to the extent that such personnel, books, and records and other information are in the possession and/or control of the Indemnitee. If the Indemnitor decides not to participate, the Indemnitee shall be entitled, at the Indemnitor’s expense, to defend, conduct, settle, or compromise such matter with counsel satisfactory to the Indemnitor, whose consent to the selection of counsel shall not be unreasonably withheld or delayed.

SECTION XI.

GENERAL

11.1.      Indemnity Against Finders. Each party hereto shall indemnify and hold the other parties harmless against any claim for finders’ fees based on alleged retention of a finder by it.

11.2.       Controlling Law. This Agreement, and all questions relating to its validity, interpretation, performance, and enforcement, shall be governed by and construed in accordance with the laws of Arizona, notwithstanding any Arizona or other conflict-of-law provisions to the contrary. The parties hereby agree that any dispute which may arise between them arising out of or in connection with this Agreement shall be adjudicated before a court located in Phoenix, Arizona and they hereby submit to the exclusive jurisdiction of the courts of the state of Arizona and of the federal courts in the District of Arizona with venue in Phoenix, Arizona with respect to any action or legal proceeding commenced by any party, and irrevocably waive any objection they now or hereafter may have respecting the venue of any such action or proceeding brought in such a court or respecting the fact that such court is an inconvenient forum, relating to or arising out of this Agreement or any acts or omissions relating to the sale of the securities hereunder, and consent to the service of process in any such action or legal proceeding by means of registered or certified mail, return receipt requested.

11.3.      Notices. All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made, and received when delivered against receipt, 12 hours after being sent by facsimile or e-mail, or 72 hours after being sent by registered or certified mail, postage prepaid, as set forth below:

If to Buyer or Acquisition Sub:

3231 S. Country Club Way, Suite 102

Tempe, Arizona 85282

Attention: Darren Dierich

Phone: (480) 820-9766, ext. 212

Fax: (480) 820-9768

email: ddierich@clearchoicecorp.com

with a copy given in the manner

prescribed above, to:

Snell & Wilmer, LLP

400 E. Van Buren

Phoenix, Arizona 85004

Attention: Daniel M. Mahoney, Esq.

Phone: (602) 382-6206

Fax: (602) 382-6070

If to Seller or Designated Shareholder:

Allstate Home Loans, Inc.

27 Trumpet Vine

Irvine, CA 92603

Attention: Gregg Shanberg

Phone: (949) 250-6300

Fax: (949) 622-5448

E-mail: GShanberg@allstatefunding.net

Any party may alter the address to which communications or copies are to be sent by giving notice to such other parties of change of address in conformity with the provisions of this paragraph for the giving of notice.

11.4.      Binding Nature of Agreement; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that no party may assign, delegate, or transfer such party’s rights or obligations under this Agreement (other than as provided for herein) without the prior written consent of the other parties hereto. Any assignment, delegation, or transfer made in violation of this Section 11.4 shall be null and void.

11.5.       Entire Agreement. All Schedules and Exhibits referenced in this Agreement are attached to and form part of this Agreement. This Agreement and the Schedules and Exhibits hereto contain the entire understanding among the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, inducements, or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

11.6.       Severability. Each and every provision set forth in this Agreement is independent and severable from the others, and no provision shall be rendered unenforceable by virtue of the fact that, for any reason, any other or others of them may be unenforceable in whole or in part. The parties hereto agree that if any provision of this Agreement shall be declared by a court of competent jurisdiction to be unenforceable for any reason whatsoever, the court may appropriately limit or modify such provision, and such provision shall be given effect to the maximum extent permitted by applicable law.

11.7.       Section Headings. The section headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

11.8.      Gender. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires.

11.9.      Survival of Representations and Warranties. The representations or warranties made in or pursuant to Section 4 shall survive the Closing.

11.10.     Counterparts; Facsimile. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement, and this Agreement may be executed by facsimile provided that the parties deliver the original execution pages within 48 hours of the Closing.

11.11.    Subsidiaries. For purposes of this Agreement, all references to a subsidiary or subsidiaries of Seller or Buyer shall mean any corporation, partnership or limited liability Company in which Seller or Buyer, as the case may be, owns a majority interest or otherwise controls.

11.12.    No Obligation to Hire. Nothing contained in this Agreement shall impose, or be deemed to impose, upon Buyer any obligation to employ or retain any persons who are employed by Seller or any of its subsidiaries as of the Closing Date or to offer employment to such persons under similar working conditions as those existing prior to the Closing.

11.13.    Assignability. At any time hereafter, Buyer may assign all or part of its rights under this Agreement to any of its affiliates, and any of its affiliates (as applicable) shall receive and enjoy the benefits of all of Seller’s and Designated Shareholder’s obligations hereunder with respect to the rights so assigned.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

CLEAR CHOICE FINANCIAL, INC.

By:	/s/ Darren Dierich

Darren Dierich, Chief Financial Officer

BAY CAPITAL CORP.

By:	/s/ Darren Dierich

Darren Dierich, Treasurer

ALLSTATE HOME LOANS, INC.

By:	/s/ Gregg Shanberg

Gregg Shanberg, President

DESIGNATED SHAREHOLDER:

/s/ Gregg Shanberg
Gregg Shanberg